Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 12, 2007, accompanying the consolidated balance sheets of the manufacturing and railcar services operation of American Railcar Industries, Inc. and Subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years ended December 31, 2004, 2005 and 2006, included in the Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/S/ Grant Thornton, LLP

Chicago, Illinois

March 21, 2007